Exhibit 99.1

Keryx Biopharmaceuticals Announces Third Quarter 2016 Financial Results and Provides Corporate Update

•	The company has established adequate supply of Auryxia®(ferric citrate) and is prepared to make this medicine available to people on dialysis pending U.S. FDA approval of second contract manufacturer

•	Keryx has completed the sNDA (supplemental new drug application) seeking to expand Auryxia’s label and will submit it pending final U.S. FDA agreement on the company’s proposed pediatric plan

BOSTON, MA, November 9, 2016 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to people with renal disease, today announced its financial results for the third quarter ended September 30, 2016 and provided a corporate update.

“Our second contract manufacturer is successfully producing Auryxia,” said Greg Madison, president and chief executive officer of Keryx Biopharmaceuticals. “We are ready to promptly make Auryxia available to pharmacies, pending approval of this manufacturer, which has a November 13, 2016 PDUFA date. Since August, we have been working closely with the kidney community to support them through the supply interruption. We are committed to maintaining a consistent supply of Auryxia, and we are working to ensure that the renal care teams will confidently prescribe Auryxia again.”

BUSINESS UPDATE

•	The company reported Auryxia net U.S. product sales for the third quarter of 2016 of $5.1 million compared to $3.2 million in the third quarter of 2015. Third quarter 2016 product sales reflect approximately 9,700 reported prescriptions of Auryxia during the period. In addition, Keryx announced it will change its method of revenue recognition from the sell-through (deferred) method to the pull-through (ex-factory) method beginning in the fourth quarter of 2016.

•	On August 1, 2016, Keryx announced a temporary interruption in the supply of Auryxia was imminent due to a production-related issue at its existing manufacturer in converting active pharmaceutical ingredient (API) to finished drug product. Keryx is working with its existing manufacturer to resolve the issue and resume production. Keryx filed a post-approval supplement application with the U.S. FDA for approval of a second contract manufacturer to supply finished drug product. The application has a Prescription Drug User Fee Act, or PDUFA, action date of November 13, 2016. The company is prepared to promptly supply Auryxia to pharmacies, pending FDA approval of its second contract manufacturer. In October 2016, Keryx entered into a long-term agreement with its second contract manufacturer for the manufacture of commercial supply of finished drug product.

•	Keryx announced that it has completed the sNDA seeking an additional indication for the treatment of iron deficiency anemia in adults with stage 3-5 non-dialysis dependent chronic kidney disease (CKD), and is ready to submit the application to the FDA, pending final agreement on its pediatric plan.

•	Five abstracts related to ferric citrate have been accepted for poster presentation at the upcoming American Society of Nephrology’s (ASN) 2016 Kidney Week taking place November 15 – 20, 2016. Four of the five abstracts describe data from the pivotal Phase 3 trial evaluating ferric citrate for the treatment of iron deficiency anemia in adults with stage 3-5 non-dialysis dependent CKD. The accepted abstracts are available online on the ASN conference website. In addition, the company plans to submit Phase 3 results for publication in a peer reviewed medical journal.

FINANCIAL SECTION

Third Quarter Ended September 30, 2016 Financial Results

“In the third quarter, we focused on rebuilding supply of Auryxia while at the same time continuing to invest appropriately in future growth areas, including pre-launch activities for the potential label expansion of ferric citrate for the treatment of adults with IDA and stage 3-5 NDD-CKD,” said Scott Holmes, chief financial officer of Keryx. “As we look ahead, we will be focused on how quickly we can return Auryxia to patients who had previously been prescribed our medicine, and on bringing Auryxia to new patients who could potentially benefit from treatment.”

At September 30, 2016, the company had cash and cash equivalents of $132.2 million.

Total revenues for the quarter ended September 30, 2016 were approximately $6.3 million, compared with $4.2 million during the same period in 2015. Total revenues for the third quarter of 2016 consisted of Auryxia net U.S. product sales of $5.1 million, and license revenue of $1.3 million associated with royalties received on ferric citrate net sales from Keryx’s Japanese partner. Beginning in the fourth quarter of 2016, the company will change its revenue recognition policy from the sell-through method based on patient prescription fulfillments to the pull-through or ex-factory method based on sales of Auryxia to wholesalers and pharmacy customers. This decision was made following the company’s ability to reasonably estimate product returns. Under the ex-factory method, revenue will be recognized when wholesalers and direct customers receive orders of Auryxia.

Cost of goods sold for the quarter ended September 30, 2016 was $18.2 million as compared with $3.1 million during the same period in 2015. Cost of goods sold during the third quarter of 2016 included $13.8 million in write-offs of work-in-process inventory that was determined to no longer be suitable for commercial manufacture. Additionally, cost of goods sold during the quarter also included $2.3 million related to manufacturing charges incurred as a result of not fully utilizing planned production at the company’s existing third-party drug product manufacturer.

Research and development expenses for the quarter ended September 30, 2016 decreased by 22 percent to $8.7 million as compared to $11.2 million during the same period in 2015. The decrease was primarily due to a reduction in clinical expenses associated with the company’s completed Phase 3 clinical trial evaluating ferric citrate for the treatment of IDA in adults with stage 3-5 non-dialysis dependent CKD.

Selling, general and administrative expenses for the quarter ended September 30, 2016 were $20.5 million as compared with $20.2 million during the same period in 2015.

Net loss for the third quarter ended September 30, 2016 was $41.7 million, or $0.39 per share, compared to a net loss of $30.7 million, or $0.29 per share, for the comparable quarter in 2015.

Conference Call Information

Keryx will host an investor conference call today, Wednesday, November 9, 2016, at 8:00 a.m. ET to discuss financial results for the third quarter of 2016. In order to participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: 118829223. The call will also be webcast with slides, which will be accessible through the Investors section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for a period of 15 days after the call.

About Non-Dialysis Dependent Chronic Kidney Disease and Iron Deficiency Anemia

It is estimated that approximately one in 10 U.S. adults are affected by CKD, which has no cure. Treatment today consists of measures to help control signs and symptoms, reduce the impact of many complications to make a person more comfortable and slow disease progression.

Iron deficiency anemia is one of the most common complications of chronic kidney disease. IDA develops early in the course of CKD and worsens with disease progression, is extremely prevalent in the non-dialysis dependent CKD population and is associated with fatigue, lethargy, decreased quality of life and is also believed to be associated with cardiovascular complications, hospitalizations, and increased mortality. There are five stages of CKD; in stages 1 and 2 people are typically under the care of a primary care physician and have a mild loss of kidney function. Typically, as people progress to stage 3 hemoglobin levels begin to fall, the patient experiences moderate to severe loss of kidney function and is generally referred to a nephrologist. Stage 4 is characterized as advanced disease with multiple complications. Stage 5 is considered kidney failure and the stage in which a patient would often initiate dialysis. It is estimated that approximately 1.6 million adults with stage 3-5 CKD in the U.S. alone are also afflicted with iron deficiency anemia. Currently available oral iron supplements are associated with limited efficacy and dose-limiting tolerability issues. No oral iron medicines are currently FDA approved to treat iron deficiency anemia in non-dialysis dependent CKD patients, and the NDD-CKD patient population remains underserved.

About Auryxia®

Auryxia® (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with CKD on dialysis. The U.S. approval of Auryxia was based on data from the company’s Phase 3 registration program. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal-related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia and the US full prescribing information, visit www.Auryxia.com.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA® (ferric citrate)

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia® (ferric citrate).

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia. Ciprofloxacin should be taken at least 2 hours before or after Auryxia.

For Full Prescribing Information for Auryxia, please visit http://auryxia.com/important-safety-information/

Keryx Biopharmaceuticals, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Net U.S. Auryxia product sales	$5,050	$3,191	$18,945	$5,371
License revenue	1,287	1,017	3,505	2,526

Total Revenues	6,337	4,208	22,450	7,897

Operating Expenses:
Cost of goods sold	18,196	3,065	24,365	3,445
License expenses	772	611	2,103	1,516
Research and development	8,674	11,150	23,320	28,704
Selling, general and administrative	20,521	20,205	61,518	59,847

Total Operating Expenses	48,163	35,031	111,306	93,512

Operating Loss	(41,826)	(30,823)	(88,856)	(85,615)

Other Income (expense):
Other income (expense), net	150	100	(38,395)	321

Loss Before Income Taxes	(41,676)	(30,723)	(127,251)	(85,294)
Income taxes	20	22	60	67

Net Loss	$(41,696)	$(30,745)	(127,311)	(85,361)

Net Loss Per Common Share Basic and diluted net loss per common share	$(0.39)	$(0.29)	$(1.20)	$(0.83)

Shares Used in Computing Net Loss Per Common Share
Basic and diluted	105,924,106	105,205,170	105,805,669	103,458,248

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$132,172	$200,290
Inventory	$24,313	$41,881
Total assets	$168,625	$258,685

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$18,038	$26,795
Deferred revenue	$—	$3,526
Derivative liability	$—	$46,686
Convertible senior notes, net of discount	$125,000	$90,773
Total liabilities	$146,636	$171,751
Stockholders’ equity	$21,989	$86,934

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding future revenues and expenses and the commercialization and ongoing clinical development of Auryxia, including those statements related to the interruption in the supply of Auryxia and when Auryxia may be available to patients again as well as the submission of an sNDA to the FDA to expend the label of ferric citrate to include the treatment of IDA in adults with stage 3-5 NDD-CKD, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to quickly and successfully identify and resolve the production-related issue; our ability to quickly and successfully identify and engage secondary suppliers of finished drug product; our ability to receive FDA approval of any secondary suppliers of finished drug product including approval of our second manufacturer by the assigned PDUFA action date; whether we can increase adoption of Auryxia in patients with CKD on dialysis; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; whether we will able to identify and negotiate acceptable terms with a commercialization partner in the E.U.; whether we or a partner can successfully launch Fexeric® in the E.U.; whether Riona will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and its subsidiary Torii Pharmaceutical Co., Ltd; the risk that the FDA may not concur with our interpretation of our Phase 3 study results in NDD- CKD, supportive data, conduct of the studies, or any other part of our regulatory submission and could ultimately deny approval of ferric citrate for the treatment of IDA in adults with stage 3-5 NDD-CKD; the risk that if approved for use in NDD-CKD that we may not be able to successfully market Auryxia for use in this indication; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with headquarters in Boston, is focused on bringing innovative medicines to market for people with renal disease. In December 2014, the company launched its first FDA-approved medicine, Auryxia® (ferric citrate) in the United States. In January 2014, ferric citrate was approved for use in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex). For more information about Keryx, please visit www.keryx.com.

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Vice President, Strategic Operations and Corporate Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations

T: 617.466.3511

lora.pike@keryx.com